SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE TO

(Rule 13e-4)

TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) OR 13(e)(1)OF
THE SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO. 3)

Skyworks Solutions, Inc.

(Name of Subject Company (Issuer) and Filing Person (Offeror))

Certain Options to purchase Common Stock, par value $0.25 per share, with an exercise price equal to or greater than $13.00 per share

(Title of Class of Securities)

83088M102

(CUSIP Number of Class of Securities (Underlying Common Stock))

Paul E. Vincent
Vice President, Chief Financial Officer and Treasurer
Skyworks Solutions, Inc.
20 Sylvan Road
Woburn, Massachusetts 01801
(781) 376-3000

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications on Behalf of Filing Person)

Copies to:

Daniel N. Yannuzzi, Esq.	Steven M. Przesmicki, Esq.
Vice President and General Counsel Skyworks Solutions, Inc.	Cooley Godward LLP 4401 Eastgate Mall
5221 California Avenue	San Diego, California 92121-9109
Irvine, California 92612	(858) 550-6000
(949) 231-3000

[ ]	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

[ ]	third party tender offer subject to Rule 14d-1.
[X]	issuer tender offer subject to Rule 13e-4.
[ ]	issuer tender offer subject to Rule 13e-3.
[ ]	amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer: [   ]

INTRODUCTORY STATEMENT.

This Amendment No. 3 amends and supplements the Tender Offer Statement on Schedule TO (the "Schedule TO") filed with the Securities and Exchange Commission on June 2, 2003, as amended, relating to an offer by Skyworks Solutions, Inc., a Delaware corporation (the "Company"), to exchange certain options to purchase shares of the Company's common stock, par value $0.25 per share, on the terms and subject to the conditions set forth in the Offer to Exchange Outstanding Options to Purchase Common Stock, dated June 2, 2003.

Item 12.        Exhibits.

(a)(1)(A) *	Offer to Exchange Outstanding Options to Purchase Common Stock, dated June 2, 2003.
(a)(1)(B) *	Overview of Employee Stock Option Exchange Offer.
(a)(1)(C) *	Form of Election Form.
(a)(1)(D) *	E-Mail Announcement Regarding Stock Option Exchange Offer, sent on June 2, 2003 to Holders of Eligible Options
(a)(1)(E) *	Letter, dated June 2, 2003, to Holders of Eligible Options.
(a)(1)(F) *	Form of Withdrawal Form
(a)(1)(G) *	Employee Presentation: "Understanding the Employee Stock Option Exchange Program"
(a)(1)(H) *	Form of E-mail Announcement Regarding In-Person Stock Option Exchange Program Information Sessions
(a)(1)(I) *	Form of E-mail Announcement Regarding Webcast Stock Option Exchange Program Information Sessions
(a)(1)(J) *	Form of E-mail Response to Questions Regarding the Employee Stock Option Exchange Program
(a)(1)(K)	Form of E-mail Notifying Employees of Pending Confirmation
(a)(1)(L)	Form of E-mail Reminding Employees of Expiration of Offer
(a)(1)(M)	Supplemental Question and Answer Document
(a)(1)(N)	Form of E-Mail Notifying Employee of Irregularity in Election/Withdrawal Form
(a)(1)(O)	Form of E-Mail Notifying Employee of Late Delivery of Election/Withdrawal Form
(a)(1)(P)	Form of E-mail Communication Regarding WebEx Information Session
(b)	Not applicable.
(d)(1)	Skyworks Solutions, Inc. 1996 Long-Term Incentive Plan. Filed as an exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended April 1, 2001, and incorporated herein by reference.
(d)(2)	Skyworks Solutions, Inc. 1999 Employee Long-Term Incentive Plan. Filed as an exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended September 27, 2002, and incorporated herein by reference.
(d)(3)	Washington Sub Inc., 2002 Stock Option Plan. Filed as an exhibit to the Company's Registration Statement on Form S-3 filed on July 15, 2002 (File No. 333-92394), and incorporated herein by reference.
(g)	Not applicable.
(h)	Not applicable.

* Previously filed as an exhibit to the Schedule TO, as amended.

SIGNATURE

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

By:	SKYWORKS SOLUTIONS, INC. /s/ PAUL E. VINCENT Paul E. Vincent Vice President, Chief Financial Officer and Treasurer

Date: June 11, 2003

INDEX TO EXHIBITS

(a)(1)(A) *	Offer to Exchange Outstanding Options to Purchase Common Stock, dated June 2, 2003.
(a)(1)(B) *	Overview of Employee Stock Option Exchange Offer.
(a)(1)(C) *	Form of Election Form.
(a)(1)(D) *	E-Mail Announcement Regarding Stock Option Exchange Offer, sent on June 2, 2003 to Holders of Eligible Options
(a)(1)(E) *	Letter, dated June 2, 2003, to Holders of Eligible Options.
(a)(1)(F) *	Form of Withdrawal Form
(a)(1)(G) *	Employee Presentation: "Understanding the Employee Stock Option Exchange Program"
(a)(1)(H) *	Form of E-mail Announcement Regarding In-Person Stock Option Exchange Program Information Sessions
(a)(1)(I) *	Form of E-mail Announcement Regarding Webcast Stock Option Exchange Program Information Sessions
(a)(1)(J) *	Form of E-mail Response to Questions Regarding the Employee Stock Option Exchange Program
(a)(1)(K)	Form of E-mail Notifying Employees of Pending Confirmation
(a)(1)(L)	Form of E-mail Reminding Employees of Expiration of Offer
(a)(1)(M)	Supplemental Question and Answer Document
(a)(1)(N)	Form of E-Mail Notifying Employee of Irregularity in Election/Withdrawal Form
(a)(1)(O)	Form of E-Mail Notifying Employee of Late Delivery of Election/Withdrawal Form
(a)(1)(P)	Form of E-mail Communication Regarding WebEx Information Session
(b)	Not applicable.
(d)(1)	Skyworks Solutions, Inc. 1996 Long-Term Incentive Plan. Filed as an exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended April 1, 2001, and incorporated herein by reference.
(d)(2)	Skyworks Solutions, Inc. 1999 Employee Long-Term Incentive Plan. Filed as an exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended September 27, 2002, and incorporated herein by reference.
(d)(3)	Washington Sub Inc., 2002 Stock Option Plan. Filed as an exhibit to the Company's Registration Statement on Form S-3 filed on July 15, 2002 (File No. 333-92394), and incorporated herein by reference.
(g)	Not applicable.
(h)	Not applicable.

* Previously filed as an exhibit to the Schedule TO, as amended.